Exhibit (h)(13)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MML Series Investment Fund II, a Massachusetts business trust (the “Trust”), effective as of the 29th day of April, 2011.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML China Fund, MML Enhanced Index Core Equity Fund, MML High Yield Fund, MML Short-Duration Bond Fund and MML Strategic Emerging Markets Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees on behalf of a Fund and the Manager:

1.	Expense Limitation

The Manager agrees to

(i)	cap the fees and expenses of the MML China Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through April 30, 2012, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 1.40% and 1.65% for Class II and Service Class I shares, respectively;

(ii)	cap the fees and expenses of the MML Enhanced Index Core Equity Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through April 30, 2012, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed ..66% and .91% for Initial Class and Service Class shares, respectively;

(iii)	waive .10% of the management fee of the MML High Yield Fund through April 30, 2012; and cap the fees and expenses of the MML High Yield Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through April 30, 2012, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed .69% and .94% for Class II and Service Class I shares, respectively;

(iv)	cap the fees and expenses of the MML Short-Duration Bond Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through April 30, 2012, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed ..55% and .80% for Class II and Service Class I shares, respectively; and

(v)	cap the fees and expenses of the MML Strategic Emerging Markets Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through April 30, 2012, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 1.40% and 1.65% for Class II and Service Class I shares, respectively.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 29th day of April, 2011.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Senior Vice President

MML SERIES INVESTMENT FUND II on behalf of each Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer